UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2009

FRANKLIN CREDIT HOLDING CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	0-17771	26-3104776
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Hudson Street Jersey City, New Jersey	07302
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 604-1800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2009, Franklin Credit Management Corporation (“FCMC”), the mortgage servicing subsidiary of the Registrant, entered into an amendment (the “Current Amendment”) to its loan servicing agreement with Bosco Credit LLC (“Bosco”) dated as of May 28, 2008, as amended, relating to the servicing by FCMC of approximately $230 million in residential home equity line of credit mortgage loans for Bosco.

Thomas J. Axon, the President and Chairman of the Board of Directors of FCMC and the Registrant, owns 20% of the membership interests of and is the Managing Member of Bosco. AIS Re Ltd., an entity of which Mr. Axon and three other Directors of FCMC and the Registrant (Steven W. Lefkowitz, Frank B. Evans, Jr. and Allan R. Lyons) serve as board members (with Mr. Axon serving as Chairman) and are either a direct or indirect shareholder, owns the remaining 80% of the membership interests of Bosco.

The Current Amendment, which was entered into at the request of Bosco’s lenders in an effort to maximize cash flow to them and to avoid payment defaults by Bosco, replaces the fee structure adopted on February 27, 2009 insofar as such fee structure had provided that if the monthly aggregate amount of monthly net collections was less than $1 million, 25% of FCMC’s servicing fee would be deferred until future months or when Bosco’s third-party indebtedness had been repaid.

Under the terms of the Current Amendment, FCMC is entitled to a minimum monthly servicing fee of $50,000. However, to the extent that the servicing fee otherwise paid for any month would be in excess of the greater of (x) $50,000 or (y) 10% of the total cash collected on the loans serviced for Bosco (such amount being the “Monthly Cap”), the excess will be deferred, without the accrual of interest. The cumulative amounts deferred (a total $379,000 as of September 30, 2009) will be paid (i) with the payment of the monthly servicing fee, to the maximum extent possible, for any month in which the servicing fee is less than the applicable Monthly Cap, so long as the sum paid does not exceed the Monthly Cap or (ii) to the extent not previously paid, on the date on which any of the promissory notes (“Notes”) payable by Bosco to its lenders (the “Lenders”), which were entered into to finance the purchase of and are secured by the loans serviced by FCMC, is repaid, refinanced, released, accelerated, or the amounts owing thereunder increased (other than by accrual or capitalization of interest). If the deferred servicing fees become payable by reason of acceleration of the Notes, the Lenders’ right to payment under such Notes shall be prior in right to FCMC’s rights to such deferred fees.

Further, the Current Amendment provides that FCMC will not perform or be required to perform any field contact services for Bosco or make any servicing advances on behalf of Bosco that individually or in the aggregate would result in a cost or expense to Bosco of more than $10,000 per month, without the prior written consent and approval of the Lenders.

The Current Amendment did not alter FCMC’s right to receive a certain percentage of collections after Bosco’s indebtedness to the Lenders has been repaid in full, the Bosco equity holders have been repaid in full the equity contributions that were made prior to entering into the loan agreement with the Lenders, and the Lenders and Bosco’s equity holders have received a specified rate of return on their debt and equity investments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Franklin Credit Holding Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2009

FRANKLIN CREDIT HOLDING CORPORATION

By: /s/ Kevin P. Gildea
Name: Kevin P. Gildea
Title: Chief Legal Officer and Secretary